                                                                   Exhibit 10.37

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made on September 10, 1998, by and between HOLLYWOOD PARK, INC. a Delaware corporation ("Company"), and PAUL ALANIS, an individual ("Executive"), with respect to the following facts and circumstances:

                                    RECITALS

     Executive is currently employed as president and chief operating officer of Horseshoe Gaming, LLC ("Horseshoe"). Company desires to retain Executive as President and Chief Operating Officer of Company after Executive completes his obligations under his existing employment agreement and after such agreement has terminated. Executive desires to be retained by Company in that capacity, on the terms and conditions and for the consideration set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                              EMPLOYMENT AND TERM

     1.1 Employment. Company agrees to engage Executive in the capacity as President and Chief Operating Officer of Company on the Effective Date (as hereinafter defined) and Executive hereby accepts such engagement by Company upon the terms and conditions specified below. It is understood and agreed, however, that it is the intent of the parties in entering into this Agreement that Executive is to be promoted to the position of Chief Executive Officer of Company and a member of the Board of Directors by at some point in time during 1999.

     1.2 Term. The term of this Agreement (the "Term") shall commence on January 1, 1999 (or such earlier date on which Executive shall be released from his commitments to his current employer (such date being referred to as the "Effective Date") and shall continue in force until three years from and after the Effective Date, unless earlier terminated under Article 6 below. Each 12-month period commencing as of the Effective Date is sometimes called a year of the "Term," and the date which is 365 days from and after the Effective Date shall be referred to as the "Anniversary Date"). At least ninety (90) days prior to the expiration of the Term (as the same may be extended from time to time) , Executive and Company shall advise each other whether they wish to renew the term of this Agreement and the proposed basis for such renewal.

                                   ARTICLE 2

                              DUTIES OF EXECUTIVE

     2.1 Duties. Executive shall perform all the duties and obligations of President and Chief Operating Officer, including primary responsibility for Company's day-to-day operations subject to the control and supervision of the Chief Executive Officer of Company and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer of Company. Executive shall report to the Chief Executive Officer of Company. Upon promotion to Chief Executive Officer, Executive shall perform the duties generally associated with such position as presently held by Mr. R.D. Hubbard, subject to the control and supervision of the Board of Directors, and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Board of Directors of Company. Executive shall report to the Chairman of the Board of Directors. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote all his business time and efforts to the rendition of such services. Executive shall, at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause Company to be in compliance with, any and all laws, rules and regulations applicable to Company of which Executive is aware. Executive may rely on Company's inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company's employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

     2.2 Location of Services. Executive's principal place of employment shall be at Company's headquarters in the greater Los Angeles, California area. Executive understands he will be required to travel to Company's various operations as part of his employment.

     2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive's duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with Company without the prior written approval of Company after full disclosure of the facts and circumstances; provided, however, that so long as Executive does not utilize material, non-public information this sentence shall not preclude Executive from owning up to one percent (1%) of the securities of a publicly traded entity. Company acknowledges that Executive presently owns an approximately 3% interest in Horseshoe Gaming, LLC, which Executive, at the termination of his employment with Horseshoe Gaming, LLC., will sell back to such company pursuant to the terms of his existing employment agreement. During the Term, Executive shall not directly or indirectly work for or provide services to or own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States.

                                   ARTICLE 3

                                 COMPENSATION

     3.1 Salary. In consideration for Executive's services hereunder, Company shall pay Executive an annual salary at the rate of $600,000 per year during each of the years of the Term; payable in accordance with Company's regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).

     3.2 Bonus. Executive shall be entitled to earn a bonus with respect to each year of the Term during which Executive is employed under this Agreement of not less than $100,000 and up to $600,000 based upon the following criteria: a) the first $100,000 shall be paid so long as Executive remains employed by Company for the year in question; b) the next $200,000 shall be paid if Company meets its EBITDA budget (as established by the Board in consultation with Executive) for the year in question and does not exceed its capital budget for such year; and c) the remaining $300,000 at the discretion of the Board of Directors. For the purposes of determining whether Company has met its EBITDA budget, income and expenses relating to acquisitions and new projects made during the year shall be disregarded unless such acquisitions or projects were included in the budget for the year and the budget shall be equitably adjusted for divestitures made during the year not contemplated by the budget. No bonus under clause b) will be earned or payable if Company's results are less than those established as target results under its budget. Any such bonus earned by Executive shall be paid annually within ninety (90) days after the conclusion of Company's fiscal year. The amount of and criteria for earning bonuses may be adjusted by mutual agreement of Executive and Company.

     3.3 Stock Options. As an additional element of compensation to Executive, in consideration of the services to be rendered hereunder, Company shall grant to Executive options to purchase 400,000 shares of Company's common stock, 300,000 of which shall have an exercise price equal to the fair market value of such stock on the date hereof and the remaining 100,000 options shall have an exercise price of $18.00 (eighteen dollars). The terms and conditions of such options shall be governed by a Stock Option Agreement between Company and Executive, in the form attached hereto as Exhibit A. Three Hundred Thousand (300,000) of such options (including 100,000 exercisable at $18) have been granted subject to approval by Company's stockholders at its next annual meeting of stockholders. Company covenants and agrees to recommend such approval.

                                   ARTICLE 4

                              EXECUTIVE BENEFITS

     4.1 Vacation. In accordance with the general policies of Company applicable generally to other senior executives of Company pursuant to Company's personnel policies from time to time, Executive shall be entitled to four weeks vacation each calendar year, without reduction in compensation.

     4.2 Company Employee Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of Company under Company personnel policies in effect from time to time.

     4.3 Benefits. Executive shall receive all other such fringe benefits as Company may offer generally to other senior executives of Company under Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

     4.4 Indemnification. Executive shall have the benefit of indemnification as provided under applicable law and the bylaws of Company, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof. Company shall cause Executive to be covered by the current policies of directors and officers liability insurance covering directors and officers of Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Company. Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of Company to be maintained throughout the term of Executive's employment with Company and for such period thereafter as may be necessary to continue to cover acts of Executive during the term of his employment (provided that Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect).

                                   ARTICLE 5

                          REIMBURSEMENT FOR EXPENSES

     Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to Company.

                                   ARTICLE 6

                                  TERMINATION

     6.1 Termination for Cause. Without limiting the generality of Section 6.2, Company shall have the right to terminate Executive's employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause.

     6.1.1 Failure to Perform Duties. If Executive neglects to perform the duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and a reasonable opportunity, not to exceed ten days, to perform or if such performance cannot be completed within such time period, commenced within such period and diligently pursued to completion as soon as practicable thereafter.

     6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement or a material willful breach of his fiduciary duty to Company.

     6.1.3 Wrongful Acts. If Executive is convicted of a felony or any other serious crime, commits a serious wrongful act or engages in other misconduct involving acts of moral turpitude that would make the continuance of his employment by Company materially detrimental to Company, which determination shall be made in the reasonable exercise of Company's judgment.

     6.1.4 Disability. If Executive is physically or mentally disabled from the performance of a major portion of his duties for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of Company's judgment, provided, however, if Executive's disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (or its California equivalent) ("FMLA"), Executive's employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between Company and Executive as to Executive's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designed by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

     6.2 Termination Without Cause. Notwithstanding anything to the contrary herein, Company shall have the right to terminate Executive's employment under this Agreement at any time without cause by giving notice of such termination to Executive.

     6.3 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company for good reason. For purposes of this Agreement, "good reason" shall mean and be limited to (a) a material breach of this Agreement by Company (including without limitation any material reduction in the authority or duties of Executive or any relocation of his or its principal place of business outside the greater Los Angeles metropolitan area) and the failure of Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as practicable); or (b) a "change of control" with respect to the ownership of Company. For purposes of this Agreement, a change of control shall mean (a) a sale of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of Company to another corporation; or (b) the dissolution of liquidation of Company or the reorganization, merger or consolidation of Company with one or more corporations as a result of which Company is not the surviving corporation.

     6.4 Termination by Executive Upon Failure to be Promoted. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company upon failure of Company to designate Executive as Chief Executive Officer or elect Executive as a member of its Board of Directors on or before December 31, 1999; provided however, if Company offers to so designate and elect, and Executive declines, Executive shall not have the right to elect to terminate pursuant to this Section. Executive must elect to exercise such termination right on or before March 31, 2000, at which time such right to terminate shall be deemed waived if not previously exercised.

     6.5 Effectiveness on Notice. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Company or Executive in the notice (the "Termination Date").

     6.6     Effect of Termination.

     6.6.1 Payment of Salary and Expenses Upon Termination. If the Term of this Agreement is terminated, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall pay or cause to be paid to Executive all accrued but unpaid salary and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made.

     6.6.2 Termination for Disability. In the event of a termination under
Section 6.1.4 (for disability), Executive may be eligible for benefits under the California State Disability Insurance program for his first six months of disability. In addition Executive shall be eligible for the benefits provided for under any long term disability insurance policy which Company may have as in effect from time to time. Eligibility and benefits with regard to either insurance program shall be governed by the provisions of the insurance program or policy and shall not be the responsibility of Company.

     6.6.3 Termination Without Cause or Termination by Executive for Good Reason. If Company terminates Executive without cause or Executive terminates for good reason under clause (a) of Section 6.3 only, the following shall apply:

     (a) So long as Executive does not compete with Company or its subsidiaries in the gaming business prior to the end of the Term, Executive shall be entitled to receive an amount equal to $700,000 per year through the end of the Term, payable in accordance with Company's regular salary payment schedule from time to time, plus any amounts payable under Section 6.6.1 above, plus a continuation of health and disability insurance coverage for a period of six (6) months after termination, at Company's expense. Should Executive compete with Company or its subsidiaries prior to the end of the Term, Executive shall not be entitled to receive any additional payments from Company with respect to periods after the commencement of any such competitive activity under this Section 6.6.3 and all such obligations shall be extinguished;

     (b) In addition to those already vested, all unvested stock options that would have vested on future Anniversary Dates of the Agreement shall be deemed immediately and fully vested and exercisable by Executive; and

     (c) The "Covenant Not to Compete" set forth in Sections 7.4 below shall not apply in any respect to Executive (except as the same may affect his entitlement to payments under Section 6.6.3(a) hereof) and the term of the "No Hire Away Policy" in Section 7.6 shall be limited to six months from the date of termination.

          In the event of a termination by Executive by reason of Section 6.3(b), the provisions of clauses (b) and (c) above shall apply but Executive shall not be entitled to any severance payment.

    6.6.4 Termination by Executive Upon Failure to be Promoted. If Executive terminates this Agreement as a result of his failure to be promoted, then the following shall apply:

     (a) Employee shall be entitled to receive a severance payment equal to $700,000, payable in one lump sum within ninety (90) days after termination, plus any amounts payable in Section 6.6.1 above, plus a continuation of health and disability insurance coverage for a period of (six) months after termination, at Company's expense;.

     (b) In addition to those already vested, that portion of the stock options that would have vested on the next Anniversary Date of the Agreement shall be deemed immediately vested and exercisable by Executive (i.e., bringing the total amount of options which are vested to 75% of the total); and

     (c) The "Covenant Not to Compete" and "No Hire Away Policy" set forth in Sections 7.4 and 7.5 below shall not apply in any respect to Executive.

      6.7 Suspension. In lieu of terminating Executive's employment hereunder for cause under Section 6.1, Company shall have the right, at its sole election, to suspend the operation of this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than 30 days during the Term (the "Default Period") by giving Executive written notice of Company's election to do so at any time during the Default Period. Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). Company's exercise of its right to suspend the operation of this Agreement shall not preclude Company from subsequently terminating Executive's employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation pursuant to the provisions hereof during the Default Period.

     6.8 DEFRA Limitation. The payments that Executive shall be entitled to receive hereunder and upon the exercise of his stock options shall in all events be limited by the provisions of Section 280G of the Internal Revenue Code ("Code") and the regulations thereunder (or their then equivalents) and no payment shall be made that would have the result of limiting the deductibility of such payments by Company or that would result in the imposition of an excise tax under Section 4999 of the Code.

     6.9 Exercisability of Options. As provided in the Option Agreement, all options terminate no later than ninety (90) days after the termination, regardless of the cause of such termination.

                                   ARTICLE 7

                                CONFIDENTIALITY

     7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by Company or its agents or consultants that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to

Company or as required by a court order, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Material, not previously delivered to Company, that is in the possession or under the control of Executive.

     7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to Company's business and are the results of Executive's efforts during the Term (collectively, the "Executive Work Product"), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as Company's Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company's ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to Company any Executive Work Product.

     7.3 No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Company's Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with Company either during the Term or at any time thereafter.

     7.4 Covenant Not to Compete. In the event this Agreement is terminated by Company for cause under Section 6.1 above, or by Executive, for a reason other than one specified in either Section 6.3 or 6.4 above, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horseracing business which competes against Company in any "market" in which Company owns or operates a casino, card club or horseracing facility. For purposes of this Agreement, "market" shall be defined as the area within a 100 mile radius of any casino, card club or horseracing facility owned or operated by Company.

     7.5 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by Company for cause under 6.1 above, or by Executive, for a reason other than one specified in either Section
6.3 or 6.4 above, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, hire any person known to Executive to be an employee of Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence). In the case of a termination under Sections 6.2 and 6.3, the period of the No Hire Away Policy shall be six months from the date of such termination.

     7.6 No Solicitation. During the Term and for a period of one year thereafter, or for a period of one year after earlier termination of this Agreement prior to expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not directly or indirectly solicit any employee of Company or any of its subsidiaries (or any person who was such an employee within six months prior to such occurrence) or encourage any such employee to leave the employment of Company or any of its subsidiaries.

     7.7 Non-Solicitation of Customers. During the Term and for a period of two years thereafter, or for a period of two years after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not directly or indirectly use customer lists or confidential information to solicit any customers of Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage any such customers to leave Company's casinos or card clubs or knowingly encourage any such customers to use the facilities or services of any competitor of Company or its subsidiaries.

     7.8 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

     7.9 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and
Article 2 hereof and that Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest in any person engaged in the casino, gaming or horseracing businesses in any market in which Company or its affiliates owns or operates any such business, using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this
Article 7, but shall be in addition to all other remedies available at law or in equity.

                                  ARTICLE 8

                                  ARBITRATION

     In the event there is any dispute between Executive and Company which the parties are unable to resolve themselves, including any dispute with regard to the application, interpretation or validity of this Agreement or any dispute with regard to any aspect of Executive's employment or the termination of Executive's employment, both Executive and Company agree by entering into this Agreement that the exclusive remedy for determining any such dispute, regardless of its nature, will be by arbitration in accordance with the then applicable rules of the American Arbitration Association; provided, however, the breach of the obligation to provide services under this Agreement or of the obligations of
Article 7 may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction. In the event of any conflict between this Agreement and the rules of the American Arbitration Association, the provisions of this Agreement shall be determinative. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the Los Angeles Office of the American Arbitration Association of seven arbitrators all of whom shall be retired judges of the Superior of appellate courts resident in Los Angeles who are members of the "Independent List" of retired judges. If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder or partner of Company, any brother-sister company, parent, subsidiary or affiliate of Company, any officer, director, employee, or agent of Company, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Los Angeles County, California. In the event the parties are unable to agree upon a location for the arbitration, the location within Los Angeles County shall be determined by the arbitrator. The prevailing party in such arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses and attorneys' fees.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

     9.2 Entire Agreement. This Agreement and the nonqualified Option Amendment of even date herewith constitutes the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

     9.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

     9.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

     9.5 Waiver or Delay. The failure or delay on the part of Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

     9.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.

     9.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

     9.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

     9.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

     9.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

     To Executive:       Paul Alanis
                         675 Burleigh Dr.
                         Pasadena, California  91105

     with copy to:       Cox, Castle & Nicholsen
                         2049 Century Park East, 28th Floor
                         Los Angeles, CA 90067-3284
                         Attn: Matt Wyman

     To Company:         Hollywood Park, Inc.
                         1050 South Prairie Avenue
                         Inglewood, California  90301
                         Attn:  G. Michael Finnigan

     with copy to:       Irell & Manella LLP
                         1800 Avenue of the Stars, Suite 900
                         Los Angeles, California  90067-4276
                         Attn:  Alvin G. Segel

     9.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

     9.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

     9.13 Counsel.   Executive has been advised by Company that he should
consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

     9.14 Withholding of Compensation. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive's employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

EXECUTIVE                           COMPANY

 /s/ Paul Alanis                    Hollywood Park, Inc., a Delaware corporation
--------------------------------
Paul Alanis

Social Security No:                 By: /s/ R.D. Hubbard
                  --------------        -------------------------------------
                                    Its: Chairman and CEO
                                        -------------------------------------